EXHIBIT 10.5
                           EMPLOYMENT AGREEMENT


     This Agreement, entered in to this 27th day of September 2002, is by and between eWorldMedia, Inc., a Nevada corporation (hereinafter referred to as the "Company") and G. Richard Burnett (hereinafter referred to as "Employee") under the following terms and conditions:

                                 RECITALS:

     A. The Company and Employee desire to set forth the terms and conditions on which (i) the Company shall employ Employee, (ii) Employee shall render services to the Company or a subsidiary or parent of the Company, and (iii) the Company shall compensate Employee for such services to the Company; and

     B. In connection with the employment of Employee by the Company, the Company desires to restrict Employee's rights to disclose certain confidential information and to compete with the business of the Company;

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

     1.   EMPLOYMENT

          The Company hereby employs Employee and Employee hereby accepts employment with the Company upon the terms and conditions hereinafter set forth.

     2.   TERM

          2.1 Initial Term. The term of this Agreement shall be for a period commencing the date hereof through December 31, 2005, subject, however, to prior termination as provided herein below, in Section 6.

          2.2 Extending Term. For purposes of extending the term of the relationship between the Company and Employee, the parties agree to enter into good faith negotiations within sixty (60) days prior to the termination of this Agreement. In the event that the parties are unable to reach an agreement at such time as this Agreement terminates, this Agreement shall be automatically terminated on December 31, 2005.

     3.   COMPENSATION

          3.1 Basic Cash Compensation. For all services rendered by Employee under this Agreement, except as provided in subsection 3.2, below, the Company shall pay Employee during the term hereof, a Sales Commissions on Corporate Sales (Commercial Accounts), as defined in section 4.2 below, at a rate equal to 50% of commercial account sales revenue received for those accounts deemed his own personal sales if he is the sole generator of that sale. The Employee shall receive an amount equal to 15% of the commercial accounts sales revenue received if he is not the sole generator and split the remaining 35% amongst his commercial accounts sales team.

     The Employee shall be provided a total amount of $4,000 per month to retain the independent services of a corporate liaison and/or executive assistant. However, this monthly amount shall not accrue or be paid until the Corporate Sales (Commercial Accounts) division is generating a minimum of $50,000 per month in gross sales revenue. Also employee shall have 150,000 shares available for him to offer to his corporate liaison/executive assistant.

          3.2 Signing Bonus. As a further inducement to Employee to enter into this Agreement, and to provide a means of enhancing Employee's proprietary interest in the Company, and to increase Employee's incentive, the Company shall issue to Employee 330,000 shares of common stock upon execution of this Agreement, which shares shall be deemed full-paid and non-assessable. These shares shall also be deemed compensation to Employee for services rendered. The shares shall be issued subject to the Employee entering into a Representation Form, a Lockup Agreement and an Irrevocable Proxy Agreement, as attached hereto.

          3.3 Stock and Option Bonuses. In addition to any cash commissions earned through his sales efforts, the company shall issue to Mr. Burnett shares of its common stock based on the following table:

     1. 100,000 shares when the Company has achieved its initial one million dollar ($1,000,000) gross sales revenue month.
     2. 100,000 shares when the Company has generated its initial one million dollars ($1,000,000) per month in gross Corporate Sales (Commercial Accounts) revenue.
     3. 100,000 shares when the Company generates its initial two million dollar ($2,000,000) gross sales revenue month.
     4. 100,000 shares when the Company has generated its initial two million dollars ($2,000,000) per month in gross Corporate Sales (Commercial Accounts) revenue.

     Total potential Stock Bonus:  400,000 shares.

     The shares shall be issued subject to the Employee entering into a Representation For, a Lockup Agreement and an Irrevocable Proxy Agreement, as attached hereto.

          3.4 Withholding Taxes. All compensation shall be subject to customary withholding tax and other employment taxes as are required with respect to compensation paid by a corporation to an employee.

     4.   DUTIES AND RESPONSIBILITIES

          4.1 Full-time Employment. Employee shall, during the term of this Agreement, devote his attention and expend his best efforts, energies and skills, on a regular weekly basis, to the business of the Company and any corporation controlled by the Company any time during the term of this Agreement (each a "Subsidiary") or any parent of the Company which owns at least 90% of the outstanding stock of the company any time during the term of this Agreement (hereinafter the "Parent"). For purposes of this Agreement, the term "Company" shall mean the Company, all Subsidiaries, and the Parent. However, the Employee shall be allowed to maintain all other personal business involvements and contracts provided those involvements or contracts do not interfere with the Company's plan of business or daily operations or presents a conflict of interest between the Company, the Employee or the personal contracts and business involvements.

          4.2 Offices. During the term of this Agreement, Employee shall serve as the Vice President of Corporate Sales of the Company or in such other capacity as determined by the Board. In the performance of all of his responsibilities hereunder, Employee shall be subject to all of the Company's policies, rules, and regulations applicable to its employees of comparable status and shall report directly to, and shall be subject to, the direction and control of the CEO and shall perform such duties as shall be assigned to him. In performing such duties, Employee will be subject to and abide by, and will use his best efforts to cause other employees of the Company to be subject to and abide by, all policies and procedures developed by the Board or senior management of the Company.

     The Corporate Sales Division shall be separate from other revenue generating operations of the Company and shall include Commercial Business Accounts. The sales commissions paid on Commercial Business Accounts shall equal an amount not greater than fifty percent (50%) of gross sales revenues generated through this division to be allocated to commissions. The Vice President of Corporate Sales shall head this Corporate Sales Division and all persons involved in Commercial Account sales shall report to this Vice President, who in turn reports directly to the Company's CEO.

     5.   ADDITIONAL EMPLOYEE COVENANTS

          5.1 Confidential Information. Employee recognizes and acknowledges that certain information, including, but not limited to,
(i) information pertaining to the financial condition of the Company; (ii) its systems and methods of doing business; (iii) its agreements with customers, suppliers or selling or marketing agents, including lists of customers, selling agents, and marketing agents; or (iv) other aspects of the business of the Company which are sufficiently secret to derive economic value from not being disclosed (hereinafter "Confidential Information") may be made available or otherwise come into the possession of Employee by reason of his employment with the Company. Accordingly, Employee agrees that he will not (either during or after the term of his employment with the Company) disclose any Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever or make use to his personal advantage or to the advantage of any third party, of any Confidential Information, without the prior written consent of the Board. Employee shall, upon termination of employment, return to the Company all documents that reflect Confidential Information (including copies thereof). Notwithstanding anything heretofore stated in this subsection 5.1, Employee's obligations under this subsection 5.1 shall not, after termination of Employee's employment with the Company, apply to information which has become generally available to the public without any action or omission of Employee.

          5.2 Records. All files, records, memoranda, and other documents regarding former, existing, or prospective customers of the Company or relating in any manner whatsoever to Confidential Information or the business of the Company (collectively "Records"), whether prepared by Employee or otherwise coming into his possession, shall be the exclusive property of the Company. All Records shall be immediately placed in the physical possession of the Company upon the termination of Employee's employment with the Company, or at any other time specified by the Board. The retention and use by the Employee of duplicates in any form of Records after termination of Employee's employment with the Company is prohibited.

          5.3 Remedies. Employee hereby recognizes and acknowledges that irreparable injury or damage shall result to the Company in the event of a breach or threatened breach by Employee of any of the terms or provisions of this Section 5, and Employee therefore agrees that the Company shall be entitled to an injunction restraining Employee from engaging in any activity constituting such breach or threatened breach. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company at law or in equity for such breach or threatened breach, including, but not limited to, the recovery of damages from Employee and, if Employee is an employee of the Company, the termination of his employment with the Company in accordance with the terms of this Agreement.

     6.   TERMINATION

          6.1 Termination by Company. The Company has the right to terminate Employee's employment under this Agreement, by notice to Employee in writing at any time (i) for "Cause," as defined below; (ii) without Cause for any or no reason, and (iii) due to the disability of the Employee. Any such termination shall be effective upon the giving of notice pursuant as provided herein. This Agreement shall terminate automatically upon Employee's Death. For purposes of this Agreement
"Cause" shall exist if Employee (i) is adjudicated guilty of illegal activities of consequence by a court of competent jurisdiction;
(ii) commits any act of fraud or intentional misrepresentation; (iii) has, in the reasonable judgment of the Board, engaged in serious misconduct, which conduct has, or would if generally known, materially adversely affect the good will or reputation of the Company and which conduct the Employee has not cured or altered to the satisfaction of the Board within ten (10) days following notice by the Board to the Employee regarding such conduct; (iv) breaches any of the provisions of this Agreement and which breach the Employee has not cured or altered to the satisfaction of the Board within ten (10) days following notice by the Board to the Employee regarding such breach; or (v) has made any material misrepresentation to the Company.

          6.2 Termination by Employee. Employee has the right to terminate his employment under this Agreement for any reason, upon 45 days prior written notice to the Company.

          6.3  Compensation After Termination.

               (a) If Employee's employment under this Agreement is terminated (i) by the Company for Cause; (ii) by the Employee;
(iii) through expiration of the employment period set forth in this Agreement, then the Company shall have no further obligation hereunder or otherwise with respect to Employee's employment from and after the termination or expiration date, except payment of Employee's salary accrued through the date of termination or expiration.

               (b) If Employee's employment with the Company is terminated within the first year of employment due to the death or permanent disability of Employee, the Employee shall continue to receive compensation for one (1) month from the date of such termination (such payments by the Company to be diminished, however, by the extent to which the Employee receives compensation during such one (1) month period from a third party employer) in an amount equal to the basic monthly cash compensation paid Employee for the month prior to such termination. If Employee's employment with the Company is terminated within the second or third years of employment, or any extended term of this Agreement, due to the death or permanent disability of Employee, the Employee shall continue to receive compensation for three (3) months from the date of such termination (such payments by the Company to be diminished, however, by the extent to which the Employee receives compensation during such three (3) month period from a third party employer) in an amount equal to the basic monthly cash compensation paid Employee for the month prior to such termination. Thereafter, the Employee shall not be entitled to receive any compensation following the date of termination.

               (c) If this Agreement is terminated by the Company without Cause, and not due to the death or permanent disability of the Employee, Employee shall be entitled to receive as severance pay (in addition to the payment of the cash salary through the date of termination) an amount equal to the lesser of (i) his cash salary for a period equal to six months, and
(ii) Employee's cash salary for the remainder of the initial period, such amount to be payable in regular installments in accordance with the Company's general payroll practices for salaried employees.

          6.4 Return of Records. In the event of termination of employment with the Company, Employee agrees to deliver promptly to the Company all equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, or other written or graphic records, and the like, relating to the Company's business, which are or have been in his possession or under his control.

     7.   EXPENSES

          7.1 Reimbursable Expenses. Employee shall be entitled to reimbursement of all reasonable expenses actually incurred in the course of his employment; provided that such expenses are approved by the Board prior to incurring such expenses. Employee shall submit such expenses on the Company's standardized expense report form, provided by the Company, and shall attach thereto receipts for all expenditures.

          7.2 Reimbursement. The Company shall reimburse Employee within three (3) days after submission by Employee of his expense report.

     8.   THE COMPANY'S AUTHORITY

          Employee agrees to observe and comply with the reasonable rules and regulations of the Company as adopted by the Board either orally or in writing respecting performance of his duties and to carry out and perform orders, directions, and policies stated by the Board, to him from time to time, either orally or in writing.

     9.   ASSIGNMENT

          9.1 Personal Contract of Employee. This Agreement is a personal contract, and the duties and obligations of the Employee hereunder may not be transferred or assigned, except as otherwise expressly authorized in writing by the Company.

          9.2 Assignment by Company. The Company shall have the right to assign this Agreement to any successor of substantially all of its business or assets, and any such successor shall be bound by all of the provisions hereof.

     10.  NONCOMPETITION

          10.1 Noncompetition Provisions. During his employment, and for a period of six months after the termination of his employment (the
"Noncompete Term"), Employee shall not, directly or indirectly, whether as an employee, director, owner, 5% or greater stockholder, consultant, or partner (limited or general):

               (a) engage in or have any interest in, any business that competes with the business of the Company during such period, including the business of the Company or any of its subsidiaries, in any geographic location(s) in which the Company is conducting business during the Noncompete Term (the "Noncompete Area"). The Company may, in its sole discretion, give Employee written approval(s) to personally engage in any activity or render any services referred to in this Section 10 if the Company secures written assurances (satisfactory to the Company and its counsel) from Employee, or any prospective employer(s) of Employee, that the integrity of the Company's Confidential Information will not in any way be jeopardized by such activities, provided that the burden of so establishing the foregoing to the satisfaction of the Company and its counsel shall be upon Employee;

               (b) offer, within the Noncompete Area and during the Noncompete Term, any of the products or services similar or in competition with those offered by the Company; or

               (c) otherwise compete or interfere with the activities of the Company within the Noncompete Area and during the Noncompete Term.

          10.2 Remedies. Employee hereby recognizes and acknowledges that irreparable injury or damage shall result to the Company in the event of a breach or threatened breach by Employee of any of the terms or provisions of this Section 11, and Employee therefore agrees that the Company shall be entitled to an injunction restraining Employee from engaging in any activity constituting such breach or threatened breach. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company at law or in equity for such breach or threatened breach, including, but not limited to, the recovery of damages from Employee and, if Employee is an employee of the Company, the termination of his employment with the Company in accordance with the terms of this Agreement.

     11.  MISCELLANEOUS

          11.1 Notices. All notices, requests, demands, and other communications required to or permitted to be given under this Agreement shall be in writing addressed to the other party at the address set forth below and shall be conclusively deemed to have been duly given when:

               (a)  Hand-delivered to the other party;

               (b) Received when sent by telex or facsimile at the address and number set forth below;

               (c) The next business day after same have been deposited with a national overnight delivery service, shipping prepaid, addressed to the parties as set forth below with next-business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider; or

               (d) Three business days after mailing if mailed from within the continental United States by registered or certified mail, return receipt requested, addressed to the parties as set forth below.

               Company:       620 Newport Center Dr.
                              11th Floor
                              Newport Beach, CA  92660
                              Facsimile Number (949) 718-0944
                              Attention:  Ronald C. Touchard, President

               With Copy to   Ronald N. Vance
                              Attorney at Law
                              57 West 200 South
                              Suite 310
                              Salt Lake City, UT 84101
                              Facsimile Number (801) 359-9310

               Employee:      G. Richard Burnett
                              c/o Pelican Development
                              6402 McLeod
                              Suite 2
                              Las Vegas, NV   89120
                              (702) 898-8000

          11.2 Attorneys' Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

          11.3 Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement between or among the parties pertaining to the subject matter contained in it and supercedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement will be binding unless executed in writing by all the parties or the applicable parties to be bound by such amendment. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

          11.4 Governing Law. This Agreement and the rights and duties of the parties hereto shall be construed and determined in accordance with the laws of the State of California, and any and all actions to enforce the provisions of this Agreement shall be brought in a court of competent jurisdiction in Orange County, in the State of California, and in no other place.

          11.5 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable, and binding on the parties.

          11.6 Effect of Headings. The subject headings of the sections and subsections of this Agreement are included for convenience only and will not affect the construction of any of its provisions.

          11.7 Counterparts; Facsimile Execution. This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one instrument. Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile also shall deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

          11.8 Survival of Covenants, Etc. All covenants, representations and warranties made herein shall survive the making of this Agreement and shall continue in full force and effect until the obligations of this Agreement have been fully satisfied.

          11.9 Full Knowledge. By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.

     12.  CORPORATE APPROVALS

          The Company represents and warrants that the execution of this Agreement by its corporate officer named below has been duly authorized by the Board, is not in conflict with any Bylaw or other agreement, and will be a binding obligation of the Company, enforceable in accordance with its terms.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above written.

THE COMPANY:                       eWorldMedia, Inc.

                                   By /s/ Ronald C. Touchard
                                      Ronald C. Touchard, President


EMPLOYEE:                          /s/ G. Richard Burnett
                                   G. Richard Burnett

                                 ADDENDUM

     This Addendum (the "Addendum") is entered into this December 24, 2002, by and between eWorldMedia, Inc., a Nevada corporation, (the "Company", "EWM") and the undersigned (G. Richard Burnett).

                                 RECITALS:

A. The Company and G. Richard Burnett entered into an Employment Agreement dated September 27th, 2002, (the "Agreement") whereby the Company agreed to employ Mr. Burnett as its Vice President of Corporate Sales.

B. Based upon recent changes in the corporate sales program between the Company and Avalon Digital (the Company's technology provider), the Company shall receive 45% of the gross corporate sales revenue and Avalon Digital shall retain the balance.

     NOW, THEREFORE, the parties hereto mutually agree to amend the Employment Agreement as follows:

     The Compensation section 3.1 shall be amended as follows.
     1. Of the 45% of the gross corporate sales revenue retained by EWM, the Company shall retain 33.3% of this amount (15% of the gross),
     2. The sales person responsible for the lead and sale will receive 22.4% of the Company's portion (10% of the gross),
     3. The binary position that the sales person holds will receive 11% of the Company's portion (5% of the gross), and
     4. Mr. Burnett shall receive 33.3% of the Company's portion (15% of the gross). Mr. Burnett's compensation pursuant to this section shall be residual (permanent) and inheritable, accept if Mr. Burnett is terminated for cause as provided in section 6.1 of the Agreement. Furthermore, Mr. Burnett's residual income shall be limited to only those recurring corporate sales clients that were signed, in place, and generating revenue during Mr. Burnett's employment with the Company.
     5. Mr. Burnett shall be paid on a weekly basis upon receipt of payment from the corresponding corporate sales.

     IN WITNESS WHEREOF, the undersigned have executed this Addendum this 24th day of December 2002.

                                   eWorldMedia, Inc.

                                   By /s/ Ronald Touchard
                                      Ronald Touchard, President

                                   /s/ G. Richard Burnett
                                   G. Richard Burnett

                                   G. Richard Burnett
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